FORM 3
      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
  _________________________________________________________________________
   1. Name and Address of Reporting Person

      Cheer Acquisition Corp.
   _______________________________________________________________________
     (Last)                      (First)                    (Middle)

     900 Third Avenue
   _______________________________________________________________________
                                (Street)
    New York                        NY                        10022
   ________________________________________________________________________
     (City)                      (State)                      (Zip)

   _________________________________________________________________________
   2. Date of Event Requiring Statement (Month/Day/Year)
      6/19/97
   _________________________________________________________________________
   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

   __________________________________________________________________________
   4. Issuer Name and Ticker or Trading Symbol
      Varsity Spirit Corporation (VARS)
   __________________________________________________________________________
   5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
    (  ) DIRECTOR
    (X ) 10% OWNER
    (  ) OFFICER (GIVE TITLE BELOW)
    (  ) OTHER (SPECIFY TITLE BELOW)
    _____________________________________
   ___________________________________________________________________________
   6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

   ___________________________________________________________________________
   7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
       ___FORM FILED BY ONE REPORTING PERSON
       ___FORM FILED BY MORE THAN ONE REPORTING PERSON

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   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
   ____________________________________________________________________________
   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|

   Common Stock             4,511,415*          D

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   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 4)

   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)
   ________________________                  _________________________
       Date Exercisable                          Expiration Date
   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
 ________________________________        _______________________________
              Title                         Amount of Number of Shares
   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security

   ____________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

   ____________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)


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 EXPLANATION OF RESPONSES:
   * This amount represents the number of shares of common stock which were purchased under the tender offer for all of the outstanding shares of common stock of Varsity Spirit Corporation by Cheer
   Acquisition Corp., a wholly owned subsidiary of Riddell Sports Inc.

 Riddell Sports Inc.

 /s/Lisa Marroni                                          6/26/97
 _______________________________                          _______
 **Signature of Reporting Person                           DATE
 Name:  Lisa Marroni
 Title: General Counsel

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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